Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Reference is made to “Part I. Item 1. Business – Recent Developments” which describes the Plan and “Part I. Item 1A. Risk Factors” especially “Cautionary Statement Regarding Forward-Looking Statements,” incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc.  (“Charter”) filed March 16, 2009 and any subsequent updates in risk factors and “Cautionary Statement Regarding Forward-Looking Statements” contained in Charter’s periodic reports filed with the Securities and Exchange Commission ("SEC") after the date of the Annual Report on Form 10-K, which describe important factors that could cause actual results to differ from expectations and non-historical information contained herein.  In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter and subsidiaries as of and for the years ended December 31, 2008, 2007, and 2006. “We,” “us” and “our” refer to Charter, Charter Communications Holding Company, LLC ("Charter Holdco") and their subsidiaries.

Explanatory Note and Recent Developments

The financial information contained in Item 7 has been derived from our revised consolidated financial statements and reflects the retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) ("FSP APB 14-1"), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  We adopted FSP APB 14-1 effective January 1, 2009 and applied the effects retrospectively to our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006. These reclassifications are discussed further in Note 25 to the revised consolidated financial statements filed on this Form 8-K as exhibit 99.1.

On March 27, 2009, we and our subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435 (the “Chapter 11 Cases”).  We continued to operate our businesses and managed our properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code from March 27, 2009 until emergence from Chapter 11 on November 30, 2009 (the “Effective Date”).

On November 17, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming our pre-arranged joint plan of reorganization (“the Plan”) and, on the Effective Date, the Plan was consummated and we emerged from bankruptcy. As provided in the Plan and the Confirmation Order, (i) the notes and bank debt of Charter Communications Operating, LLC (“Charter Operating”) and CCO Holdings, LLC (“CCO Holdings”) remained outstanding; (ii) holders of approximately $1.5 billion of notes issued by CCH II, LLC (“CCH II”) received new CCH II notes (the “Notes Exchange”); (iii) holders of notes issued by CCH I, LLC (“CCH I") received shares of Charter new Class A common stock;  (iv) holders of notes issued by CCH I Holdings, LLC (“CIH”) received warrants to purchase shares of Charter new Class A common stock; (v) holders of notes issued by Charter Communications Holdings, LLC (“Charter Holdings”) received warrants to purchase shares of Charter new Class A common stock; (vi) holders of convertible notes issued by Charter received cash and preferred stock issued by Charter; and (vii) all previously outstanding shares of Charter Class A common stock were cancelled.  In addition, as part of the Plan, the holders of CCH I notes received and transferred to Mr. Allen $85 million of new CCH II notes.

The consummation of the Plan was funded with cash on hand, the Notes Exchange, and proceeds of approximately $1.6 billion of an equity rights offering (the “Rights Offering”) in which holders of CCH I notes purchased approximately $1.6 billion of Charter’s new Class A common stock.

Under the Notes Exchange, holders of CCH II Notes were entitled to exchange their CCH II Notes for new CCH II Notes (“New CCH II Notes”).  CCH II Notes that were not exchanged in the Notes Exchange were paid in cash in an amount equal to the outstanding principal amount of such CCH II Notes plus accrued but unpaid interest to the bankruptcy petition date plus post-petition interest, but excluding any call premiums or prepayment penalties and for the avoidance of doubt, any unmatured interest.  The aggregate principal amount of New CCH II Notes issued pursuant to the Plan was approximately $1.7 billion including accrued but unpaid interest to the bankruptcy petition date plus post-petition interest, but excluding any call premiums or prepayment penalties plus an additional $85 million. Participants in the Notes Exchange received a commitment fee equal to 1.5% of the principal amount plus interest on the CCH II Notes exchanged by such participant in the Notes Exchange.

Charter’s new Class A Common Stock is not expected to be listed on any public or over-the-counter exchange or quotation system and will be subject to transfer restrictions.  It is expected, however, that we will apply for listing of Charter’s new Class A Common Stock on the NASDAQ Stock Market no sooner than 45 days after the Effective Date of the Plan.  The Rights Offering generated proceeds of approximately $1.6 billion and was used to pay holders of CCH II Notes that did not participate in the Notes Exchange, repay certain amounts relating to the satisfaction of certain swap agreement claims against Charter Operating and for general corporate purposes.  Parties that participated in the Rights Offering received a commitment fee equal to 3% of the purchase price of the Class A Common Stock purchased pursuant to the Rights Offering.

Pursuant to a separate restructuring agreement among Charter, Mr. Paul G. Allen ("Mr. Allen"), and an entity controlled by Mr. Allen (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon the Effective Date of the Plan, Mr. Allen or his affiliates were issued shares of the new Class B common stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  Each share of new Class B common stock is convertible, at the option of the holder subject to various restrictions, into one share of new Class A common stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A common stock and new Class B common stock will receive certain customary registration rights with respect to their shares.  At the Effective Date of the Plan, Mr. Allen or his affiliates also received (i) warrants to purchase shares of new Class A common stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement, (iv) up to $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  In addition, on the Effective Date of the Plan, CII retained a 1% equity interest in reorganized Charter Holdco and a right to exchange such interest into new Class A common stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII, LLC ("CC VIII") to Charter.

The consummation of the Plan resulted in the reduction of our debt by approximately $8 billion.

This discussion should be also read in conjunction with the periodic reports Charter has filed with the SEC since the filing of the Form 10-K. In particular, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Charter’s quarterly reports on Forms 10-Q filed with the SEC contain certain important information regarding Charter’s financial condition and results of operations since December 31, 2008.

Overview

Charter is a broadband communications company operating in the United States with approximately 5.5 million customers at December 31, 2008.  We offer our customers traditional cable video programming (basic and digital, which we refer to as "video" service), high-speed Internet access, and telephone services, as well as advanced broadband services (such as OnDemand, high definition television service and DVR).  See "Part I. Item 1. Business — Products and Services" incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009 for further description of these services, including "customers."

Approximately 86% of our revenues for each of the years ended December 31, 2008 and 2007 are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone, and commercial services provided by our cable systems.  Generally, these customer subscriptions may be discontinued by the customer at any time.  The remaining 14% of revenue for fiscal years 2008 and 2007 is derived primarily from advertising revenues, franchise fee revenues (which are collected by us but then paid to local franchising authorities), pay-per-view and OnDemand programming (where users are charged a fee for individual programs viewed), installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services.

The cable industry's and our most significant competitive challenges stem from DBS providers and DSL service providers.  Telephone companies either offer, or are making upgrades of their networks that will allow them to offer, services that provide features and functions similar to our video, high-speed Internet, and telephone services, and they also offer them in bundles similar to ours.  See "Part I. Item 1. Business — Competition'' incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009.  We believe that competition from DBS and telephone companies has resulted in net video customer losses.  In addition, we face increasingly limited opportunities to upgrade our video customer base now that approximately 62% of our video customers subscribe to our digital video service.  These factors have contributed to decreased growth rates for digital video customers.  Similarly, competition from high-speed Internet providers along with increasing penetration of high-speed Internet service in homes with computers has resulted in decreased growth rates for high-speed Internet customers.  In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental services such as high-speed Internet, OnDemand, DVR, high definition television, and telephone.  We expect to continue to grow revenues through price increases and high-speed Internet upgrades, increases in the number of our customers who purchase bundled services including high-speed Internet and telephone, and through sales of incremental services including wireless networking, high definition television, OnDemand, and DVR services.  In addition, we expect to increase revenues by expanding the sales of our services to our commercial customers.  However, we cannot assure you that we will be able to grow revenues at historical rates, if at all.  Dramatic declines in the housing market over the past year, including falling home prices and increasing foreclosures, together with significant increases in unemployment, have severely affected consumer confidence and may cause increased delinquencies or cancellations by our customers or lead to unfavorable changes in the mix of products purchased.  The general economic downturn also may affect advertising sales, as companies seek to reduce expenditures and conserve cash. Any of these events may adversely affect our cash flow, results of operations and financial condition.

Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense, impairment of franchise intangibles and interest expense.  Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs and franchise fees.  Selling, general and administrative expenses primarily include salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense, and property taxes.  We control our costs of operations by maintaining strict controls on expenses.  More specifically, we are focused on managing our cost structure by improving workforce productivity, and leveraging our scale, and increasing the effectiveness of our purchasing activities.

For the year ended December 31, 2008, our operating loss from continuing operations was $614 million and for the years ended December 31, 2007 and 2006, income from continuing operations was $548 million and $367 million, respectively.  We had a negative operating margin (defined as operating loss from continuing operations divided by revenues) of 9% for the year ended December 31, 2008 and positive operating margins (defined as operating income from continuing operations divided by revenues) of 9% and 7% for the years ended December 31, 2007 and 2006, respectively.  For the year ended December 31, 2008, the operating loss from continuing operations and negative operating margin is principally due to impairment of franchises incurred during the fourth quarter.  The improvement in operating income from continuing operations in 2007 as compared to 2006 and positive operating margin for the years ended December 31, 2007 and 2006 is principally due to increased sales of our bundled services and improved cost efficiencies.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses and interest expenses we incur because of our high amounts of debt, depreciation expenses resulting from the capital investments we have made and continue to make in our cable properties, and the impairment of our franchise intangibles.

Beginning in 2004 and continuing through 2008, we sold several cable systems to divest geographically non-strategic assets and allow for more efficient operations, while also reducing debt and increasing our liquidity.  In 2006, 2007, and 2008, we closed the sale of certain cable systems representing a total of approximately 390,300, 85,100, and 14,100 video customers, respectively.  As a result of these sales we have improved our geographic footprint by reducing our number of headends, increasing the number of customers per headend, and reducing the number of states in which the majority of our customers reside.  We also made certain geographically strategic acquisitions in 2006 and 2007, adding 17,600 and 25,500 video customers, respectively.

In 2006, we determined that the West Virginia and Virginia cable systems, which were part of the system sales disclosed above, comprised operations and cash flows that for financial reporting purposes met the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems (including a gain on sale of approximately $200 million recorded in the third quarter of 2006), have been presented as discontinued operations, net of tax, for the year ended December 31, 2006.  Tax expense of $18 million associated with this gain on sale was recorded in the fourth quarter of 2006.

Critical Accounting Policies and Estimates

Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors, and the Audit Committee has reviewed the following disclosure.  We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements, and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	capitalization of labor and overhead costs;
•	useful lives of property, plant and equipment;
•	impairment of property, plant, and equipment, franchises, and goodwill;
•	income taxes; and
•	litigation.

In addition, there are other items within our financial statements that require estimates or judgment that are not deemed critical, such as the allowance for doubtful accounts and valuations of our derivative instruments, but changes in estimates or judgment in these other items could also have a material impact on our financial statements.

Capitalization of labor and overhead costs.  The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network.  As of December 31, 2008 and 2007, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $5.0 billion (representing 36% of total assets) and $5.1 billion (representing 35% of total assets), respectively.  Total capital expenditures for the years ended December 31, 2008, 2007, and 2006 were approximately $1.2 billion, $1.2 billion, and $1.1 billion, respectively.  Effective December 1, 2009, we will apply fresh start accounting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), which requires assets and liabilities to be reflected at fair value. Upon application of fresh start accounting, we will adjust our property, plant and equipment to reflect fair value.  We expect these fresh start adjustments will result in material increases to total property, plant and equipment.

Costs associated with network construction, initial customer installations (including initial installations of new or advanced services), installation refurbishments, and the addition of network equipment necessary to provide new or advanced services, are capitalized.  While our capitalization is based on specific activities, once capitalized, we track these costs by fixed asset category at the cable system level, and not on a specific asset basis.  For assets that are sold or retired, we remove the estimated applicable cost and accumulated depreciation.  Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs.  These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service, and consist of compensation and overhead costs associated with these support functions.  The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred.  As our service offerings mature and our reconnect activity increases, our capitalizable installations will continue to decrease and therefore our service expenses will increase.  Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement, including replacement of certain components, and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

We make judgments regarding the installation and construction activities to be capitalized.  We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data.  We calculate standards annually (or more frequently if circumstances dictate) for items such as the labor rates, overhead rates, and the actual amount of time required to perform a capitalizable activity.  For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities.  Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities, and a determination of the portion of costs that is directly attributable to capitalizable activities.  The impact of changes that resulted from these studies were not material in the periods presented.

Labor costs directly associated with capital projects are capitalized.  Capitalizable activities performed in connection with customer installations include such activities as:

•	Dispatching a “truck roll” to the customer’s dwelling for service connection;

•
Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•
Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services, and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top box.

Judgment is required to determine the extent to which overhead costs incurred result from specific capital activities, and therefore should be capitalized.  The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatchers, who directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.

While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future.  We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies.  We capitalized internal direct labor and overhead of $199 million, $194 million, and $204 million, respectively, for the years ended December 31, 2008, 2007, and 2006.

Useful lives of property, plant and equipment.  We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analyses of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances.  Any changes in estimated useful lives as a result of these analyses are reflected prospectively beginning in the period in which the study is completed.  Our analysis completed in the fourth quarter of 2007 indicated changes in the useful lives of certain of our property, plant, and equipment based on technological changes in our plant.  As a result, depreciation expense decreased in 2008 by approximately $81 million.  The impact of such changes to our results in 2007 was not material.  Our analysis of useful lives in 2008 did not indicate a change in useful lives.  The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2008 of approximately $356 million.  The effect of a one-year increase in the weighted average remaining useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2008 of approximately $244 million.

Depreciation expense related to property, plant and equipment totaled $1.3 billion for each of the years ended December 31, 2008, 2007, and 2006, representing approximately 18%, 24%, and 26% of costs and expenses for the years ended December 31, 2008, 2007, and 2006, respectively.  Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems………………………………	7-20 years
Customer equipment and installations…………………	3-5 years
Vehicles and equipment…………………………………	1-5 years
Buildings and leasehold improvements………………	5-15 years
Furniture, fixtures and equipment….……………………	5 years

Impairment of property, plant and equipment, franchises and goodwill.  As discussed above, the net carrying value of our property, plant and equipment is significant.  We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas.  The net carrying value of franchises as of December 31, 2008 and 2007 was approximately $7.4 billion (representing 53% of total assets) and $8.9 billion (representing 61% of total assets), respectively.  Furthermore, our noncurrent assets included approximately $68 million and $67 million of goodwill as of December 31, 2008 and 2007, respectively.

SFAS No. 142, Goodwill and Other Intangible Assets, requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances.  In determining whether our franchises have an indefinite-life, we considered the likelihood of franchise renewals, the expected costs of franchise renewals, and the technological state of the associated cable systems, with a view to whether or not we are in compliance with any technology upgrading requirements specified in a franchise agreement.  We have concluded that as of December 31, 2008, 2007, and 2006 substantially all of our franchises qualify for indefinite-life treatment under SFAS No. 142.  Costs associated with franchise renewals are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average term of the franchises.  Franchise amortization expense was $2 million, $3 million, and $2 million for the years ended December 31, 2008, 2007, and 2006, respectively.  We expect that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years.  Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives, and other relevant factors.

SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and amortizing franchise assets upon the occurrence of events or changes in circumstances indicating that the carrying amount of an asset may not be recoverable.  Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions, or a deterioration of current or expected future operating results.  Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset.  No impairments of long-lived assets to be held and used were recorded in the years ended December 31, 2008, 2007, and 2006.  However, approximately $56 million and $159 million of impairment on assets held for sale were recorded for the years ended December 31, 2007, and 2006, respectively.

Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair value as determined in accordance with accounting principles generally accepted in the United States (“GAAP”).  We determine fair value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts.  Our assumptions include these and other factors: penetration rates for basic and digital video, high-speed Internet, and telephone; revenue growth rates; and expected operating margins and capital expenditures.  Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows, and the discount rate used in the calculation.  We are also required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, on an annual basis or more frequently as deemed necessary.

Franchises were aggregated into essentially inseparable asset groups to conduct the valuations.  We have historically assessed that our divisional operations were the appropriate level at which our franchises should be evaluated.  Based on certain organizational changes in 2008, we determined that the appropriate units of accounting for franchises are now the individual market area, which is a level below our geographic divisional groupings previously used.  The organizational change in 2008 consolidated our three divisions to two operating groups and put more management focus on the individual market areas.  These asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed.  Management believes that as a result of the organizational changes, such groupings represent the highest and best use of those assets.

Franchises, for SFAS No. 142 valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services (service marketing rights).  Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts.  The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated customer churn) and the new services added to those customers in future periods.  The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.

Customer relationships, for SFAS No. 142 valuation purposes, represent the value of the business relationship with our existing customers (less the anticipated customer churn), and are calculated by projecting future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers.  The present value of these after-tax cash flows yields the fair value of the customer relationships.  Substantially all our acquisitions occurred prior to January 1, 2002.  We did not record any value associated with the customer relationship intangibles related to those acquisitions.  For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.

Our SFAS No. 142 valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships, and our total entity value.  The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.  The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.

We completed our impairment assessment as of December 31, 2008 upon completion of our 2009 budgeting process. Largely driven by the impact of the current economic downturn along with increased competition, we lowered our projected revenue and expense growth rates, and accordingly revised our estimates of future cash flows as compared to those used in prior valuations.  See “Part 1. Item 1. Business — Competition” incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009.  As a result, we recorded $1.5 billion of impairment for the year ended December 31, 2008.

We recorded $178 million of impairment for the year ended December 31, 2007.  The valuation completed for 2006 showed franchise values in excess of book value, and thus resulted in no impairment.

The valuations used in our impairment assessments involve numerous assumptions as noted above.  While economic conditions, applicable at the time of the valuation, indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions, with a resulting impact on the valuation and consequently the potential impairment charge.  In addition, future franchise valuations could be impacted by the risks discussed in “Part 1. Item 1A. Risk Factors – Risks Relating to Bankruptcy”  incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009.  At December 31, 2008, a 10% and 5% decline in the estimated fair value of our franchise assets in each of our units of accounting would have increased our impairment charge by approximately $733 million and $363 million, respectively.  A 10% and 5% increase in the estimated fair value of our franchise assets in each of our units of accounting would have reduced our impairment charge by approximately $586 million and $317 million, respectively.

During the quarter ended September 30, 2009, we performed an interim franchise impairment analysis and recorded a preliminary non-cash franchise impairment charge of $2.9 billion which represented our best estimate of the impairment of our franchise assets as of the date of filing the third quarter Form 10-Q. We currently expect to finalize our franchise impairment analysis during the quarter ended December 31, 2009, which could potentially result in an impairment charge that materially differs from the estimate.  In addition, upon the effectiveness of the our Plan, we will apply fresh start accounting in accordance with SOP 90-7 and as such will adjust our franchise assets to reflect fair value.  In addition, we will adjust our goodwill and other intangible assets to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values. We expect these fresh start adjustments will result in increases to total intangible assets, primarily as a result of adjustments to goodwill and customer relationships.

Income Taxes.  All operations are held through Charter Holdco and its direct and indirect subsidiaries.  Charter Holdco and the majority of its subsidiaries are generally limited liability companies that are not subject to income tax.  However, certain of these limited liability companies are subject to state income tax.  In addition, the subsidiaries that are corporations are subject to federal and state income tax.  All of the remaining taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. (“CII”), and Vulcan Cable III Inc. (“Vulcan Cable”).  Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.

The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts).  Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances.  After 2003, under the LLC Agreement, net tax losses of Charter Holdco were allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances.  Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below. Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units, will instead generally be allocated to Vulcan Cable and CII (the “Special Profit Allocations”).  The Special Profit Allocations to Vulcan Cable and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations.  The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph.  The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

Because the respective capital account balances of each of Vulcan Cable and CII were reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable and CII, instead have been allocated to Charter (the “Regulatory Allocations”).  As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005.  The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units. Such allocations are also considered to be Regulatory Allocations.  The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement.  The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations in excess of the amount of tax losses that would have been allocated to Charter had the Regulatory Allocations not been part of the LLC Agreement through the year ended December 31, 2008 is approximately $4.1 billion.

As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units.  The cumulative amount of such excess losses was approximately $1.0 billion through December 31, 2008.

In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations, and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members.  This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws.  Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contributions. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it.  As a result, it is possible under certain circumstances that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards. The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.

In addition, under their exchange agreement with Charter, Vulcan Cable and CII have the right at any time to exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter in exchange for Charter’s Class B common stock, or be acquired by Charter in a non-taxable reorganization in exchange for Charter’s Class B common stock.  If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable and CII immediately prior to the consummation of the exchange.  In the event Vulcan Cable and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions.  Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter.  The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations (see “Part 1. Item 1A. Risk Factors — For tax purposes, there is a risk that we will experience a deemed ownership change resulting in a material limitation on our future ability to use a substantial amount of our existing net operating loss carryforwards, our future transactions, and the timing of such transactions could cause a deemed ownership change for U.S. federal income tax purposes” incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009).  If Charter were to become subject to such limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes.  Further, Mr. Allen’s obligation to reimburse Charter for taxes attributable to the Special Profit Allocation to Charter ceases upon a subsequent change of control of Charter.

As of December 31, 2008 and 2007, we have recorded net deferred income tax liabilities of $558 million and $665 million, respectively.  As part of our net liability, on December 31, 2008 and 2007, we had deferred tax assets of $6.0 billion and $5.1 billion, respectively, which primarily relate to financial and tax losses allocated to Charter from Charter Holdco.  We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $5.8 billion and $4.8 billion at December 31, 2008 and 2007, respectively.

No tax years for Charter or Charter Holdco are currently under examination by the Internal Revenue Service.  Tax years ending 2006 and 2007 remain subject to examination.

Litigation. Legal contingencies have a high degree of uncertainty.  When a loss from a contingency becomes estimable and probable, a reserve is established.  The reserve reflects management's best estimate of the probable cost of ultimate resolution of the matter and is revised as facts and circumstances change.  A reserve is released when a matter is ultimately brought to closure or the statute of limitations lapses.  We have established reserves for certain matters.  If any of these matters are resolved unfavorably, resulting in payment obligations in excess of management's best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations, or our liquidity.

Results of Operations

The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constituted for the periods presented (dollars in millions, except per share data):

	Year Ended December 31,
	2008		2007		2006

Revenues	$6,479	100%	$6,002	100%	$5,504	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,792	43%	2,620	44%	2,438	44%
Selling, general and administrative	1,401	22%	1,289	21%	1,165	21%
Depreciation and amortization	1,310	20%	1,328	22%	1,354	25%
Impairment of franchises	1,521	23%	178	3%	--	--
Asset impairment charges	--	--	56	1%	159	3%
Other operating (income) expenses, net	69	1%	(17)	--	21	--

	7,093	109%	5,454	91%	5,137	93%

Operating income (loss) from continuing operations	(614)	(9%)	548	9%	367	7%

Interest expense, net	(1,905)		(1,861)		(1,901)
Change in value of derivatives	(29)		52		(4)
Gain (loss) on extinguishment of debt	4		(56)		41
Other income (expense), net	(10)		(8)		14

Loss from continuing operations, before income tax expense	(2,554)		(1,325)		(1,483)
Income tax benefit (expense)	103		(209)		(187)

Loss from continuing operations	(2,451)		(1,534)		(1,670)
Income from discontinued operations, net of tax	--		--		216

Net loss	$(2,451)		$(1,534)		$(1,454)

Loss per common share, basic and diluted:
Loss from continuing operations	$(6.56)		$(4.17)		$(5.03)
Net loss	$(6.56)		$(4.17)		$(4.38)

Weighted average common shares outstanding	373,464,920		368,240,608		331,941,788

Revenues.  Average monthly revenue per basic video customer, measured on an annual basis, has increased from $82 in 2006 to $93 in 2007 and $105 in 2008.  Average monthly revenue per video customer represents total annual revenue, divided by twelve, divided by the average number of basic video customers during the respective period.  Revenue growth primarily reflects increases in the number of telephone, high-speed Internet, and digital video customers, price increases, and incremental video revenues from OnDemand, DVR, and high-definition television services, offset by a decrease in basic video customers.  Cable system sales, net of acquisitions, in 2006, 2007, and 2008 reduced the increase in revenues in 2008 as compared to 2007 by approximately $31 million and in 2007 as compared to 2006 by approximately $90 million.

Revenues by service offering were as follows (dollars in millions):
	Year Ended December 31,
	2008		2007		2006		2008 over 2007		2007 over 2006
	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change	Change	% Change

Video	$3,463	53%	$3,392	56%	$3,349	61%	$71	2%	$43	1%
High-speed Internet	1,356	21%	1,243	21%	1,047	19%	113	9%	196	19%
Telephone	555	9%	345	6%	137	2%	210	61%	208	152%
Commercial	392	6%	341	6%	305	6%	51	15%	36	12%
Advertising sales	308	5%	298	5%	319	6%	10	3%	(21)	(7%)
Other	405	6%	383	6%	347	6%	22	6%	36	10%

	$6,479	100%	$6,002	100%	$5,504	100%	$477	8%	$498	9%

Video revenues consist primarily of revenues from basic and digital video services provided to our non-commercial customers.  Basic video customers decreased by 174,200 and 213,400 customers in 2008 and 2007, respectively, of which 16,700 in 2008 and 97,100 in 2007 were related to asset sales, net of acquisitions.  Digital video customers increased by 213,000 and 112,000 customers in 2008 and 2007, respectively.  The increase in 2008 and 2007 was reduced by the sale, net of acquisitions, of 7,600 and 38,100 digital customers, respectively.  The increases in video revenues are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Incremental video services and rate adjustments	$87	$88
Increase in digital video customers	77	59
Decrease in basic video customers	(72)	(41)
Asset sales, net of acquisitions	(21)	(63)

	$71	$43

High-speed Internet customers grew by 192,700 and 280,300 customers in 2008 and 2007, respectively.  The increase in 2008 and 2007 was reduced by asset sales, net of acquisitions, of 5,600 and 8,800 high-speed Internet customers, respectively.  The increases in high-speed Internet revenues from our residential customers are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Increase in high-speed Internet customers	$113	$149
Rate adjustments and service upgrades	3	58
Asset sales, net of acquisitions	(3)	(11)

	$113	$196

Revenues from telephone services increased by $220 million and $209 million in 2008 and 2007, respectively, as a result of an increase of 389,500 and 513,500 telephone customers in 2008 and 2007, respectively, offset by a decrease of $10 million and $1 million in 2008 and 2007, respectively, related to lower average rates.

Commercial revenues consist primarily of revenues from services provided to our commercial customers.  Commercial revenues increased primarily as a result of increased sales of the Charter Business Bundle® primarily to small and medium-sized businesses.  The increases were reduced by approximately $2 million in 2008 and $6 million in 2007 as a result of asset sales.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors.  In 2008, advertising sales revenues increased primarily as a result of increases in political advertising sales and advertising sales to vendors offset by significant decreases in revenues from the automotive and furniture sectors, and a decrease of $2 million related to asset sales.  In 2007, advertising sales revenues decreased primarily as a result of a decrease in national advertising sales, including political advertising, and as a result of decreases in advertising sales revenues from vendors and a decrease of $3 million as a result of system sales.  For the years ended December 31, 2008, 2007, and 2006, we received $39 million, $15 million, and $17 million, respectively, in advertising sales revenues from vendors.

Other revenues consist of franchise fees, regulatory fees, customer installations, home shopping, late payment fees, wire maintenance fees and other miscellaneous revenues.  For the years ended December 31, 2008, 2007, and 2006, franchise fees represented approximately 46%, 46%, and 51%, respectively, of total other revenues.  The increase in other revenues in 2008 was primarily the result of increases in franchise and other regulatory fees and wire maintenance fees.  The increase in other revenues in 2007 was primarily the result of increases in regulatory fee revenues, wire maintenance fees, and late payment fees.  The increases were reduced by approximately $3 million in 2008 and $7 million in 2007 as a result of asset sales.

Operating expenses.  The increases in our operating expenses are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Programming costs	$90	$106
Labor costs	44	49
Franchise and regulatory fees	23	16
Maintenance costs	19	20
Costs of providing high-speed Internet and telephone services	5	33
Other, net	13	7
Asset sales, net of acquisitions	(22)	(49)

	$172	$182

Programming costs were approximately $1.6 billion, $1.6 billion, and $1.5 billion, representing 59%, 60%, and 61% of total operating expenses for the years ended December 31, 2008, 2007, and 2006, respectively.  Programming costs consist primarily of costs paid to programmers for basic, premium, digital, OnDemand, and pay-per-view programming.  The increases in programming costs are primarily a result of annual contractual rate adjustments, offset in part by asset sales and customer losses.  Programming costs were also offset by the amortization of payments received from programmers of $33 million, $25 million, and $32 million in 2008, 2007, and 2006, respectively.  We expect programming expenses to continue to increase, and at a higher rate than in 2008, due to a variety of factors, including amounts paid for retransmission consent, annual increases imposed by programmers, and additional programming, including high-definition, OnDemand, and pay-per-view programming, being provided to our customers.

Labor costs increased primarily due to an increase in employee base salary and benefits.

Selling, general and administrative expenses. The increases in selling, general and administrative expenses are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Marketing costs	$32	$60
Customer care costs	23	37
Bad debt and collection costs	17	36
Stock compensation costs	14	5
Employee costs	7	17
Other, net	24	(16)
Asset sales, net of acquisitions	(5)	(15)

	$112	$124

Depreciation and amortization. Depreciation and amortization expense decreased by $18 million and $26 million in 2008 and 2007, respectively.  During 2008 and 2007, the decrease in depreciation was primarily the result of asset sales, certain assets becoming fully depreciated, and an $81 million and $8 million decrease in 2008 and 2007, respectively, due to the impact of changes in the useful lives of certain assets during 2007, offset by depreciation on capital expenditures.

Impairment of franchises. We recorded impairment of $1.5 billion and $178 million for the years ended December 31, 2008 and 2007, respectively.  The impairment recorded in 2008 was largely driven by lower expected revenue growth resulting from the current economic downturn and increased competition.  The impairment recorded in 2007 was largely driven by increased competition. The valuation completed in 2006 showed franchise values in excess of book value, and thus resulted in no impairment.

Asset impairment charges. Asset impairment charges for the years ended December 31, 2007 and 2006 represent the write-down of assets related to cable asset sales to fair value less costs to sell.  See Note 4 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

Other operating (income) expenses, net.  The change in other operating (income) expenses, net are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Increases (decreases) in losses on sales of assets	$16	$(11)
Increases (decreases) in special charges, net	70	(27)

	$86	$(38)

For more information, see Note 17 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

Interest expense, net.  Net interest expense increased by $44 million in 2008 from 2007 and decreased by $40 million in 2007 from 2006.  The increase in net interest expense from 2007 to 2008 was a result of average debt outstanding increasing from $19.6 billion in 2007 to $20.3 billion in 2008, offset by a decrease in our average borrowing rate from 9.2% in 2007 to 8.8% in 2008.  The decrease in net interest expense from 2006 to 2007 was a result of a decrease in our average borrowing rate from 9.5% in 2006 to 9.2% in 2007.  This was offset by an increase in average debt outstanding from $19.4 billion in 2006 to $19.6 billion in 2007.  We restated current year and prior year amounts as a result of the adoption of FSP ABP 14-1.  See “—Recently Issued Accounting Standards.”

Change in value of derivatives.  Interest rate swaps are held to manage our interest costs and reduce our exposure to increases in floating interest rates.  We expense the change in fair value of derivatives that do not qualify for hedge accounting and cash flow hedge ineffectiveness on interest rate swap agreements.  Additionally, certain provisions of our 5.875% and 6.50% convertible senior notes issued in November 2004 and October 2007, respectively, were considered embedded derivatives for accounting purposes and were required to be accounted for separately from the convertible senior notes and marked to fair value at the end of each reporting period.  Change in value of derivatives consists of the following for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
	2008	2007	2006

Interest rate swaps	$(62)	$(46)	$6
Embedded derivatives from convertible senior notes	33	98	(10)

	$(29)	$52	$(4)

Gain (loss) on extinguishment of debt. Gain (loss) on extinguishment of debt consists of the following for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
	2008	2007	2006

Charter Holdings debt notes repurchases / exchanges	$3	$(3)	$108
CCO Holdings notes redemption	--	(19)	--
Charter Operating credit facilities refinancing	--	(13)	(27)
Charter convertible note repurchases / exchanges	5	(21)	(40)
CCH II tender offer	(4)	--	--

	$4	$(56)	$41

We restated current year and prior year amounts as a result of the adoption of FSP ABP 14-1.  For more information, see Notes 9 and 18 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.” See “—Recently Issued Accounting Standards.”

Other income (expense), net.  The change in other income (expense), net are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Change in CC VIII preferred interest (See Note 3)	$3	$(3)
Decreases in investment income	(1)	(16)
Other, net	(4)	(3)

	$(2)	$(22)

For more information, see Note 19 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

Income tax benefit (expense). Income tax benefit for the year ended December 31, 2008 was realized as a result of the decreases in certain deferred tax liabilities related to our investment in Charter Holdco and certain of our subsidiaries, attributable to the write-down of franchise assets for financial statement purposes and not for tax purposes.  However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.  Income tax benefit for the year ended December 31, 2008 included $325 million of deferred tax benefit related to the impairment of franchises.  Income tax expense in 2007 and 2006 was recognized through increases in deferred tax liabilities related to our investment in Charter Holdco and certain of our subsidiaries, in addition to current federal and state income tax expense.  Income tax benefit (expense) included $2 million, $15 million, and $23 million of deferred tax benefit related to asset acquisitions and sales occurring in 2008, 2007, and 2006, respectively.

Income from discontinued operations, net of tax.  In 2006, income from discontinued operations, net of tax, was recognized due to a gain of $182 million (net of $18 million of tax recorded in the fourth quarter of 2006) recognized on the sale of the West Virginia and Virginia systems.

Net loss. The impact to net loss in 2008, 2007, and 2006 as a result of asset impairment charges, impairment of franchises, extinguishment of debt, and gain on discontinued operations, net of tax, was to increase net loss by approximately $1.2 billion and $255 million and decrease net loss by approximately $64 million, respectively.

Loss per common share. During 2008 and 2007, net loss per common share increased by $2.39, or 57%, and decreased by $0.21, or 5%, respectively, as a result of the factors described above.

Liquidity and Capital Resources

Introduction

This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Overview of Our Debt and Liquidity

We have significant amounts of debt.  As of December 31, 2008, the accreted value of our total debt was approximately $21.7 billion, as summarized below (dollars in millions):

	December 31, 2008
				Pro Forma	Semi-Annual
	Principal	Accreted		Principal	Interest Payment	Maturity
	Amount	Value (a)		Amount (b)	Dates	Date (c)
Charter Communications, Inc.:
5.875% convertible senior notes due 2009 (d)	$3	$3		$--	5/16 & 11/16	11/16/09
6.50% convertible senior notes due 2027 (d)	479	373		--	4/1 & 10/1	10/1/27
Charter Communications Holdings, LLC:
10.000% senior notes due 2009	53	53		--	4/1 & 10/1	4/1/09
10.750% senior notes due 2009	4	4		--	4/1 & 10/1	10/1/09
9.625% senior notes due 2009	25	25		--	5/15 & 11/15	11/15/09
10.250% senior notes due 2010	1	1		--	1/15 & 7/15	1/15/10
11.750% senior discount notes due 2010	1	1		--	1/15 & 7/15	1/15/10
11.125% senior notes due 2011	47	47		--	1/15 & 7/15	1/15/11
13.500% senior discount notes due 2011	60	60		--	1/15 & 7/15	1/15/11
9.920% senior discount notes due 2011	51	51		--	4/1 & 10/1	4/1/11
10.000% senior notes due 2011	69	69		--	5/15 & 11/15	5/15/11
11.750% senior discount notes due 2011	54	54		--	5/15 & 11/15	5/15/11
12.125% senior discount notes due 2012	75	75		--	1/15 & 7/15	1/15/12
CCH I Holdings, LLC:
11.125% senior notes due 2014	151	151		--	1/15 & 7/15	1/15/14
13.500% senior discount notes due 2014	581	581		--	1/15 & 7/15	1/15/14
9.920% senior discount notes due 2014	471	471		--	4/1 & 10/1	4/1/14
10.000% senior notes due 2014	299	299		--	5/15 & 11/15	5/15/14
11.750% senior discount notes due 2014	815	815		--	5/15 & 11/15	5/15/14
12.125% senior discount notes due 2015	217	217		--	1/15 & 7/15	1/15/15
CCH I, LLC:
11.00% senior notes due 2015	3,987	4,072		--	4/1 & 10/1	10/1/15
CCH II, LLC:
10.250% senior notes due 2010	1,860	1,857		--	3/15 & 9/15	9/15/10
10.250% senior notes due 2013	614	598		--	4/1 & 10/1	10/1/13
13.5% senior notes due 2016	--	--		1,766	2/15 & 8/15	11/30/16
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	796		800	5/15 & 11/15	11/15/13
Credit facility	350	350		350		9/6/14
Charter Communications Operating, LLC:
8.000% senior second-lien notes due 2012	1,100	1,100		1,100	4/30 & 10/30	4/30/12
8 3/8% senior second-lien notes due 2014	770	770		770	4/30 & 10/30	4/30/14
10.875% senior second-lien notes due 2014	546	527		546	3/15 & 9/15	9/15/14
Credit facilities	8,246	8,246		8,246		varies

	$21,729	$21,666	(e)	$13,578

(a)
The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.
(b)
The Pro forma Principal Amount reflects the amount outstanding pro forma for the consummation of the Plan through which the notes issued by Charter, Charter Holdings, CIH and CCH I were eliminated.  The debt of CCH II was refinanced in accordance with the Plan, by paying a portion of the principal and interest with the proceeds from the Rights Offering and by exchanging the CCH II Notes for New CCH II Notes in the Exchange Offer.  Upon application of fresh start accounting in accordance with SOP 90-7, the Company will adjust its long-term debt to reflect fair value.  This adjustment may be material.

(c)
In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the 5.875% convertible senior notes due 2009, the 6.50% convertible senior notes due 2027, the 10.000% Charter Holdings notes due 2009, the 10.75% Charter Holdings notes due 2009, and the 9.625% Charter Holdings notes due 2009) in whole or in part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest.  The 5.875% and 6.50% convertible senior notes are redeemable if the closing price of Charter’s Class A common stock exceeds the conversion price by certain percentages as described below.  For additional information see Note 9 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

(d)
The 5.875% and 6.50% convertible senior notes are convertible at the option of the holders into shares of Class A common stock at a conversion rate, subject to certain adjustments, of 413.2231 and 293.3868 shares per $1,000 principal amount of notes, which is equivalent to a price of $2.42 and $3.41 per share, respectively.  Certain anti-dilutive provisions cause adjustments to occur automatically upon the occurrence of specified events.  Additionally, the conversion ratio may be adjusted by us under certain circumstances.  Each holder of 6.50% convertible notes will have the right to require us to purchase some or all of that holder’s 6.50% convertible notes for cash on October 1, 2012, October 1, 2017 and October 1, 2022 at a purchase price equal to 100% of the principal amount of the 6.50% convertible notes plus any accrued interest, if any, on the 6.50% convertible notes to but excluding the purchase date.

(e)
Not included within total long-term debt is the $75 million CCHC, LLC (“CCHC”) accreting note, which is included in “note payable-related party” on our accompanying consolidated balance sheets.  See Note 10 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

The following table summarizes our payment obligations as of December 31, 2008 under our long-term debt and certain other contractual obligations and commitments (dollars in millions.)  The table does not reflect consummation of the Plan and the resulting elimination of approximately $8 billion of debt or the expected reduction of interest expense by approximately $830 million annualy.  Following consummation of the Plan, $70 million of our debt matures in each of 2010 and 2011.  In 2012 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.

	Payments by Period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Contractual Obligations
Long-Term Debt Principal Payments (1)	$21,729	$155	$2,283	$4,523	$14,768
Long-Term Debt Interest Payments (2)	8,834	1,714	3,147	2,817	1,156
Payments on Interest Rate Instruments (3)	443	127	257	59	--
Capital and Operating Lease Obligations (4)	103	24	40	21	18
Programming Minimum Commitments (5)	687	315	206	166	--
Other (6)	475	368	88	19	--

Total	$32,271	$2,703	$6,021	$7,605	$15,942

(1)
The table presents maturities of long-term debt outstanding as of December 31, 2008.  Refer to Notes 9 and 23 to our accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” for a description of our long-term debt and other contractual obligations and commitments.  The table above does not include the $75 million CCHC accreting note which is included in note payable – related party.  See Note 10 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.  If not redeemed prior to maturity in 2020, $380 million would be due under this note.

(2)
Interest payments on variable debt are estimated using amounts outstanding at December 31, 2008 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2008.  Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)
Represents amounts we will be required to pay under our interest rate swap agreements estimated using the average implied forward LIBOR applicable rates for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2008.  Upon filing of a Chapter 11 bankruptcy, the counterparties to the interest rate swap agreements terminated the underlying contract and, upon emergence of Charter from bankruptcy, received payment for the market value of the interest rate swap agreement as measured on the date a counterparty so terminates.

(4)
We lease certain facilities and equipment under noncancelable operating leases.  Leases and rental costs charged to expense for the years ended December 31, 2008, 2007, and 2006, were $24 million, $23 million, and $23 million, respectively.

(5)
We pay programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term.  Programming costs included in the accompanying statement of operations were approximately $1.6 billion, $1.6 billion, and $1.5 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.  Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments.  The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(6)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below.  However, we incur these costs as part of our operations:

•
We rent utility poles used in our operations.  Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur.  Rent expense incurred for pole rental attachments for the years ended December 31, 2008, 2007, and 2006, was $47 million, $47 million, and $44 million, respectively.

•
We pay franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year.  We also pay other franchise related costs, such as public education grants, under multi-year agreements.  Franchise fees and other franchise-related costs included in the accompanying statement of operations were $179 million, $172 million, and $175 million for the years ended December 31, 2008, 2007, and 2006, respectively.

•
We also have $158 million in letters of credit, primarily to our various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.  These letters of credit reduce the amount we may borrow under our credit facilities.

Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations.  We have historically funded these requirements through cash flows from operating activities, borrowings under our credit facilities, proceeds from sales of assets, issuances of debt and equity securities, and cash on hand.  However, the mix of funding sources changes from period to period.  For the year ended December 31, 2008, we generated $399 million of net cash flows from operating activities, after paying cash interest of $1.8 billion.  In addition, we used $1.2 billion for purchases of property, plant and equipment.  Finally, we generated net cash flows from financing activities of $1.7 billion, as a result of financing transactions and credit facility borrowings completed during the year ended December 31, 2008.  As of December 31, 2008, we had cash on hand of $960 million.  We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under the credit facilities of our subsidiaries, our access to the debt and equity markets, the timing of possible asset sales, and based on our ability to generate cash flows from operating activities.

During the fourth quarter of 2008, Charter Operating drew down all except $27 million of amounts available under the revolving credit facility.  During the first quarter of 2009, Charter Operating presented a qualifying draw notice to the banks under the revolving credit facility but was refused those funds.  See “Part I. Item 1.  Business – Recent Developments – Charter Operating Credit Facility” incorporated by reference from the Annual Report on Form

10-K of Charter Communications, Inc. filed March 16, 2009.  Additionally, upon filing bankruptcy, Charter Operating no longer has access to the revolving credit facility and will rely on cash on hand and cash flows from operating activities to fund our projected cash needs.

Following consummation of the Plan, we expect that cash on hand and cash flows from operating activities will be adequate to meet our projected cash needs through at least the next 24 months.   Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures.  We continue to monitor the capital markets and we expect to undertake refinancing transactions and utilize cash flows from operating activities to further extend or reduce the maturities of our principal obligations.

Limitations on Distributions

Following the Consumation of the Plan, distributions by Charter’s subsidiaries to a parent company for payment of principal on parent company notes are restricted under any indentures and credit facilities governing the indebtedness of the subsidiaries, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution.  For the quarter ended December 31, 2008, there was no default under any of these indentures or credit facilities.  However, certain of our subsidiaries did not meet their applicable leverage ratio tests based on December 31, 2008 financial results.  As a result, distributions from certain of our subsidiaries to their parent companies would have been restricted at such time and will continue to be restricted unless those tests are met.  Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

Following the Consumation of the Plan, distributions by CCH II, CCO Holdings, and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures and CCO Holdings and Charter Operating credit facilities.

In addition to the limitation on distributions under the various indentures discussed above, distributions by our subsidiaries may be limited by applicable law, including the Delaware Limited Liability Company Act, under which our subsidiaries may only make distributions if they have “surplus” as defined in the act.  It is uncertain whether we will have sufficient surplus at the relevant subsidiaries to make distributions, including for payment of interest and principal on the debts of the parents of such entities.  See “Part I. Item 1A. Risk Factors — Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries.  Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers” incorporated by reference from the Annual Report on Form 10-K of Charter Communications, Inc. filed March 16, 2009.

Historical Operating, Investing, and Financing Activities

Cash and Cash Equivalents.  We held $960 million in cash and cash equivalents as of December 31, 2008 compared to $75 million as of December 31, 2007.  The increase in cash was the result of a draw-down on our revolving credit facility.

Operating Activities.  Net cash provided by operating activities increased $72 million from $327 million for the year ended December 31, 2007 to $399 million for the year ended December 31, 2008, primarily as a result of revenue growth from high-speed Internet and telephone driven by bundled services, as well as improved cost efficiencies, offset by an increase of $33 million in interest on cash pay obligations and changes in operating assets and liabilities that provided $71 million less cash during the same period.

Net cash provided by operating activities increased $4 million from $323 million for the year ended December 31, 2006 to $327 million for the year ended December 31, 2007, primarily as a result of revenues increasing at a faster rate than cash operating expenses, offset by an increase of $62 million in interest on cash pay obligations and changes in operating assets and liabilities that provided $67 million less cash during the same period.

Investing Activities. Net cash used in investing activities for the years ended December 31, 2008, 2007, and 2006, was $1.2 billion, $1.1 billion, and $65 million, respectively.  The increase in 2008 compared to 2007 is primarily due to a decrease in proceeds received from the sale of assets, including cable systems.  Investing activities used $1.1 billion more cash during the year ended December 31, 2007 than the corresponding period in 2006 primarily due to $1.0 billion of proceeds received in 2006 from the sale of assets, including cable systems.

Financing Activities. Net cash provided by financing activities was $1.7 billion and $826 million for the years ended December 31, 2008 and 2007, respectively, and net cash used in financing activities was $219 million for the year ended December 31, 2006.  The increase in cash provided during the year ended December 31, 2008 compared to the corresponding period in 2007 and in 2007 as compared to the corresponding period in 2006, was primarily the result of an increase in the amount by which borrowings exceeded repayments of long-term debt.

Capital Expenditures

We have significant ongoing capital expenditure requirements.  Capital expenditures were $1.2 billion, $1.2 billion, and $1.1 billion for the years ended December 31, 2008, 2007, and 2006, respectively.  See the table below for more details.

Our capital expenditures are funded primarily from cash flows from operating activities and the issuance of debt.  In addition, our liabilities related to capital expenditures decreased by $39 million and $2 million for the years ended December 31, 2008 and 2007, respectively, and increased by $24 million for the year ended December 31, 2006.

During 2009, we expect capital expenditures to be approximately $1.2 billion.  We expect the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment related to telephone and other advanced services, support capital, and scalable infrastructure.  The actual amount of our capital expenditures depends on the deployment of advanced broadband services and offerings.  We may need additional capital if there is accelerated growth in high-speed Internet, telephone or digital customers or there is an increased need to respond to competitive pressures by expanding the delivery of other advanced services.

We have adopted capital expenditure disclosure guidance, which was developed by eleven then publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association ("NCTA").  The disclosure is intended to provide more consistency in the reporting of capital expenditures among peer companies in the cable industry.  These disclosure guidelines are not required disclosures under GAAP, nor do they impact our accounting for capital expenditures under GAAP.

The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the years ended December 31, 2008, 2007, and 2006 (dollars in millions):

	For the years ended December 31,
	2008	2007	2006

Customer premise equipment (a)	$595	$578	$507
Scalable infrastructure (b)	251	232	214
Line extensions (c)	80	105	107
Upgrade/rebuild (d)	40	52	45
Support capital (e)	236	277	230

Total capital expenditures	$1,202	$1,244	$1,103

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues.  It also includes customer installation costs in accordance with SFAS No. 51, Financial Reporting by Cable Television Companies, and customer premise equipment (e.g., set-top boxes and cable modems, etc.).

(b)
Scalable infrastructure includes costs not related to customer premise equipment or our network, to secure growth of new customers, revenue units, and additional bandwidth revenues, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Description of Our Outstanding Debt

Overview

As of December 31, 2008 and 2007, the blended weighted average interest rate on our debt was 8.4% and 9.0%, respectively.  The interest rate on approximately 80% and 85% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements, as of December 31, 2008 and 2007, respectively.  The fair value of our high-yield notes was $4.4 billion and $10.3 billion at December 31, 2008 and 2007, respectively.  The fair value of our convertible senior notes was $12 million and $332 million at December 31, 2008 and 2007, respectively.  The fair value of our credit facilities was $6.2 billion and $6.7 billion at December 31, 2008 and 2007, respectively.  The fair value of high-yield and convertible notes was based on quoted market prices, and the fair value of the credit facilities was based on dealer quotations.

The following description is a summary of certain provisions of our credit facilities and our notes that remain outstanding upon the consummation of the Plan (the “Debt Agreements”).  The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements.  The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

Credit Facilities – General

Charter Operating Credit Facilities

Following consummation of the Plan, the Charter Operating credit facilities remain outstanding although the revolving line of credit will no longer be available for new borrowings and remains substantially drawn with the same maturity and interest terms.  The Charter Operating credit facilities provide borrowing availability of up to $8.0 billion as follows:

•
a term loan with an initial total principal amount of $6.5 billion, which is repayable in equal quarterly installments, commencing March 31, 2008, and aggregating in each loan year to 1% of the original amount of the term loan, with the remaining balance due at final maturity on March 6, 2014; and

•	a revolving line of credit of $1.5 billion, with a maturity date on March 6, 2013.

The Charter Operating credit facilities also allow us to enter into incremental term loans in the future with an aggregate amount of up to $1.0 billion, with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan.  In March 2008, Charter Operating borrowed $500 million principal amount of incremental term loans (the “Incremental Term Loans”) under the Charter Operating credit facilities. The Incremental Term Loans have a final maturity of March 6, 2014 and prior to that date will amortize in quarterly principal installments totaling 1% annually beginning on June 30, 2008.  The Incremental Term Loans bear interest at LIBOR plus 5.0%, with a LIBOR floor of 3.5%, and are otherwise governed by and subject to the existing terms of the Charter Operating credit facilities.   Net proceeds from the Incremental Term Loans were used for general corporate purposes.  Although the Charter Operating credit facilities allow for the incurrence of up to an additional $500 million in incremental term loans, no assurance can be given that we could obtain additional incremental term loans in the future if Charter Operating sought to do so.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and 2.00% for the term loan, and quarterly commitment fees of 0.5% per annum is payable on the average daily unborrowed balance of the revolving credit facility.  If an event of default were to occur, such as a bankruptcy filing, Charter Operating would not be able to elect the Eurodollar rate and would have to pay interest at the base rate plus the applicable margin.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in

Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

CCO Holdings Credit Facility

In March 2007, CCO Holdings entered into a credit agreement (the “CCO Holdings credit facility”) which consists of a $350 million term loan facility.  Following consummation of the Plan, the CCO Holdings credit facility remains outstanding.  The facility matures in September 2014.  The CCO Holdings credit facility also allows us to enter into incremental term loans in the future, maturing on the dates set forth in the notices establishing such term loans, but no earlier than the maturity date of the existing term loans.  However, no assurance can be given that we could obtain such incremental term loans if CCO Holdings sought to do so.  Borrowings under the CCO Holdings credit facility bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin.  The applicable margin for LIBOR term loans, other than incremental loans, is 2.50% above LIBOR.  If an event of default were to occur, such as a bankruptcy filing, CCO Holdings would not be able to elect the Eurodollar rate and would have to pay interest at the base rate plus the applicable margin.  The applicable margin with respect to incremental loans is to be agreed upon by CCO Holdings and the lenders when the incremental loans are established.  The CCO Holdings credit facility is secured by the equity interests of Charter Operating, and all proceeds thereof.

Credit Facilities — Restrictive Covenants

Charter Operating Credit Facilities

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the indebtedness of its parents and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the credit facilities. Conditions to future borrowings include absence of a default or an event of default under the credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.

The events of default under the Charter Operating credit facilities include among other things:

•	the failure to make payments when due or within the applicable grace period;
•
the failure to comply with specified covenants, including, but not limited to, a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from our independent accountants and without a “going concern” or like qualification or exception;

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $100 million in aggregate principal amount;

•
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount;

•
Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating;

•
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating; and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Facility

The CCO Holdings credit facility contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes except that the leverage ratio is 5.50 to 1.0.  See “—Summary of Restricted Covenants of Our High Yield Notes.”  The CCO Holdings credit facility contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The CCO Holdings credit facility permits CCO Holdings and its subsidiaries to make distributions to pay interest on the Charter convertible senior notes, the CCHC notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings credit facility.

Notes

Provided below is a brief description of the notes in place after giving effect to the consummation of the Plan.

CCH II Notes

On November 30, 2009, CCH II and CCH II Capital Corp. issued approximately $1.8 billion in total principal amount of new 13.5% senior notes. The New CCH II Notes pay interest in cash semi-annually in arrears at the rate of 13.5% per annum and are unsecured. The New CCH II Notes will mature on November 30, 2016.

CCO Holdings, LLC Notes

In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8¾% senior notes due 2013 (the “CCOH 2013 Notes”).  The CCOH 2013 Notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp., including the CCO Holdings credit facility.  The CCOH 2013 Notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.  Following consummation of the Plan, the CCO Holdings notes remain outstanding.

Charter Communications Operating, LLC Notes

In April 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014.  In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007.  In March 2006, Charter Operating exchanged $37 million of Renaissance Media Group LLC 10% senior discount notes due 2008 for $37 million principal amount of Charter Operating 8 3/8% senior second-lien notes due 2014.  In March 2008, Charter Operating issued $546 million principal amount of 10.875% senior second-lien notes due 2014, guaranteed by CCO Holdings and certain other subsidiaries of Charter Operating, in a private transaction.  Net proceeds from the senior second-lien notes were used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities.

Subject to specified limitations, CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations are required to guarantee the Charter Operating notes.  The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;
•
structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes;

•	senior in right of payment to any future subordinated indebtedness of such guarantor; and

•	effectively senior to the relevant subsidiary’s unsecured indebtedness, to the extent of the value of the collateral but subject to the prior lien of the credit facilities.

The Charter Operating notes and related note guarantees are secured by a second-priority lien on all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities and the related obligations.  The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•
with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.

In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties).  Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.

The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp.  To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.  Following consummation of the Plan, the Charter Operating notes remain outstanding.

Redemption Provisions of Our High Yield Notes

The various notes issued by our subsidiaries that remain outstanding pursuant to the Plan included in the table may be redeemed in accordance with the following table or are not redeemable until maturity as indicated:

Note Series	Redemption Dates	Percentage of Principal

CCH II:
13.5% senior notes due 2016	December 1, 2012 – November 30, 2013	106.75%
	December 1, 2103 – November 30, 2014	103.375%
	December 1, 2014 – November 30, 2015	101.6875%
	Thereafter	100.000%
CCO Holdings:
8 3/4% senior notes due 2013	November 15, 2008 – November 14, 2009	104.375%
	November 15, 2009 – November 14, 2010	102.917%
	November 15, 2010 – November 14, 2011	101.458%
	Thereafter	100.000%
Charter Operating:
8% senior second-lien notes due 2012	At any time	*
8 3/8% senior second-lien notes due 2014	April 30, 2009 – April 29, 2010	104.188%
	April 30, 2010 – April 29, 2011	102.792%
	April 30, 2011 – April 29, 2012	101.396%
	Thereafter	100.000%
10.875% senior second-lien notes due 2014	At any time	**

*	Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8%

second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on an 8% senior second-lien notes due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

**
Charter Operating may redeem the outstanding 10.875% second lien notes due 2014, at their option, on or after varying dates, in each case at a premium, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 10.875% senior second-lien note due 2014 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such note.  The Charter Operating 10.875% senior second-lien notes may be redeemed at any time on or after March 15, 2012 at specified prices.

In the event that a specified change of control event occurs, each of the respective issuers of the notes must offer to repurchase any then outstanding notes at 101% of their principal amount or accrued value, as applicable, plus accrued and unpaid interest, if any.

Summary of Restrictive Covenants of Our High Yield Notes

The following description is a summary of certain restrictions of our Debt Agreements that remain outstanding following consummation of the Plan.  The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all restrictions of the Debt Agreements.  The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

The notes issued certain of our subsidiaries (together, the “note issuers”) were issued pursuant to indentures that contain covenants that restrict the ability of the note issuers and their subsidiaries to, among other things:

•	incur indebtedness;
•	pay dividends or make distributions in respect of capital stock and other restricted payments;
•	issue equity;
•	make investments;
•	create liens;
•	sell assets;
•	consolidate, merge, or sell all or substantially all assets;
•	enter into sale leaseback transactions;
•	create restrictions on the ability of restricted subsidiaries to make certain payments; or
•	enter into transactions with affiliates.

However, such covenants are subject to a number of important qualifications and exceptions.  Below we set forth a brief summary of certain of the restrictive covenants.

Restrictions on Additional Debt

The limitations on incurrence of debt and issuance of preferred stock contained in various indentures permit each of the respective notes issuers and its restricted subsidiaries to incur additional debt or issue preferred stock, so long as, after giving pro forma effect to the incurrence, the leverage ratio would be below a specified level for each of the note issuers.  The leverage ratios for CCH II, CCO Holdings and Charter Operating are as follows:

Issuer	Leverage Ratio

CCH II	5.75 to 1
CCOH	4.5 to 1
CCO	4.25 to 1

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, each issuer and their restricted subsidiaries are permitted to issue among other permitted indebtedness:

•	up to an amount of debt under credit facilities not otherwise allocated as indicated below:
•	CCH II: $1 billion
•	CCO Holdings: $9.75 billion
•	Charter Operating: $6.8 billion
•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;
•	up to $300 million of additional debt for any purpose; and
•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another, and generally may also later be reclassified into another category including as debt incurred under the leverage ratio.  Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above.  The restricted subsidiaries of note issuers are generally not permitted to issue subordinated debt securities.

Restrictions on Distributions

Generally, under the various indentures each of the note issuers and their respective restricted subsidiaries are permitted to pay dividends on or repurchase equity interests, or make other specified restricted payments, only if the applicable issuer can incur $1.00 of new debt under the applicable leverage ratio test after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence.  If those conditions are met, restricted payments may be made in a total amount of up to the following amounts for the applicable issuer as indicated below:

•
CCH II:  the sum of 100% of CCH II’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, cumulatively from October 1, 2009 plus 100% of new cash and appraised non-cash equity proceeds received by CCH II and not allocated to certain investments, cumulatively from November 30, 2009 ;

•
CCO Holdings:  the sum of 100% of CCO Holdings’ Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to certain investments, cumulatively from October 1, 2003, plus $100 million; and

•
Charter Operating:  the sum of 100% of Charter Operating’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to certain investments, cumulatively from April 1, 2004, plus $100 million.

In addition, each of the note issuers may make distributions or restricted payments, so long as no default exists or would be caused by transactions among other distributions or restricted payments:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in the applicable issuer or its restricted subsidiaries; or
•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

Each of CCO Holdings and Charter Operating and their respective restricted subsidiaries may make distributions or restricted payments:  (i) so long as certain defaults do not exist and even if the applicable leverage test referred to above is not met, to enable certain of its parents to pay interest on certain of their indebtedness or (ii) so long as the applicable issuer could incur $1.00 of indebtedness under the applicable leverage ratio test referred to above, to enable certain of its parents to purchase, redeem or refinance certain indebtedness.

Restrictions on Investments

Each of the note issuers and their respective restricted subsidiaries may not make investments except (i) permitted investments or (ii) if, after giving effect to the transaction, their leverage would be above the applicable leverage ratio.

Permitted investments include, among others:

•	investments in and generally among restricted subsidiaries or by restricted subsidiaries in the applicable issuer;
•	For CCH II:
•	investments aggregating up to $650 million at any time outstanding;
•	investments aggregating up to 100% of new cash equity proceeds received by CCH II since November 30, 2009 to the extent the proceeds have not been allocated to the restricted payments covenant;
•	For CCO Holdings:
•	investments aggregating up to $750 million at any time outstanding;
•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant;
•	For Charter Operating:
•	investments aggregating up to $750 million at any time outstanding;
•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant.

Restrictions on Liens

Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, for the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0.  The restrictions on liens for each of the other note issuers only applies to liens on assets of the issuers themselves and does not restrict liens on assets of subsidiaries.  With respect to all of the note issuers, permitted liens include liens securing indebtedness and other obligations under credit facilities (subject to specified limitations in the case of Charter Operating), liens securing the purchase price of financed new assets, liens securing indebtedness of up to $50 million and other specified liens.

Restrictions on the Sale of Assets; Mergers

The note issuers are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, leverage would be below the applicable leverage ratio for the applicable issuer, no default exists, and the surviving entity is a U.S. entity that assumes the applicable notes.

The note issuers and their restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, in excess of $100 million unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days, or productive assets.  The note issuers and their restricted subsidiaries are then required within 365 days after any asset sale either to use or commit to use the net cash proceeds over a specified threshold to acquire assets used or useful in their businesses or use the net cash proceeds to repay specified debt, or to offer to repurchase the issuer’s notes with any remaining proceeds.

Restrictions on Sale and Leaseback Transactions

The note issuers and their restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, the applicable issuer could have incurred secured indebtedness under its leverage ratio test in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

Prohibitions on Restricting Dividends

The note issuers’ restricted subsidiaries may generally not enter into arrangements involving restrictions on their ability to make dividends or distributions or transfer assets to the applicable note issuer unless those restrictions with respect to financing arrangements are on terms that are no more restrictive than those governing the credit facilities existing when they entered into the applicable indentures or are not materially more restrictive than customary terms in comparable financings and will not materially impair the applicable note issuers’ ability to make payments on the notes.

Affiliate Transactions

The indentures also restrict the ability of the note issuers and their restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of the applicable note issuer that the transaction complies with this covenant, or transactions with affiliates involving over $50 million without receiving an opinion as to the fairness to the holders of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Cross Acceleration

Our indentures and those of certain of our subsidiaries include various events of default, including cross acceleration provisions.  Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes.  As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the New CCH II notes, CCO Holdings notes, Charter Operating notes or the Charter Operating credit facilities could cause cross-defaults under our subsidiaries’ indentures.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141R, Business Combinations: Applying the Acquisition Method, which provides guidance on the accounting and reporting for business combinations.  SFAS No. 141R is effective for fiscal years beginning after December 15, 2008.  We adopted SFAS No. 141R effective January 1, 2009.  The adoption of SFAS No. 141R has not had a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, which provides guidance on the accounting and reporting for minority interests in consolidated financial statements.  SFAS No. 160 requires losses to be allocated to non-controlling (minority) interests even when such amounts are deficits.  As such, future losses will be allocated between Charter and the Charter Holdco non-controlling interest.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  We adopted SFAS No. 160 effective January 1, 2009 and applied the effects retrospectively to all periods presented to the extent prescribed by the standard.  Had SFAS No. 160 been effective for our financial statements for the year ended December 31, 2008, our net loss to Charter shareholders would have been reduced by $1.2 billion.  The adoption resulted in the presentation of Mr. Allen’s 5.6% preferred membership interest in CC VIII as temporary equity in our consolidated balance sheets as of December 31, 2008 and 2007 as presented, which was previously classified as minority interest.  See Note 3 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.”

In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities.  We applied SFAS No. 157 to nonfinancial assets and nonfinancial liabilities beginning January 1, 2009.  The adoption of SFAS No. 157 has not had a material impact on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires companies to disclose their objectives and strategies for using derivative instruments, whether or not designated as hedging instruments under SFAS No. 133.  SFAS No. 161 is effective for interim periods and fiscal years beginning after November 15, 2008.  We adopted SFAS No. 161 effective January 1, 2009.  The adoption of SFAS No. 161 has not had a material impact on our financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors to be considered in renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  FSP FAS 142-3 is effective for interim periods and fiscal years beginning after December 15, 2008.  We adopted FSP FAS 142-3 effective January 1, 2009.  The adoption of FSP FAS 142-3 has not had a material impact on our financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  FSP APB 14-1 is effective for interim periods and fiscal years beginning after December 15, 2008.  We adopted FSP APB 14-1 effective January 1, 2009 and applied the effects retrospectively to all prior periods presented.  The adoption of FSP APB 14-1 resulted in us recording a cumulative adjustment as of December 31, 2005 of an increase in additional paid-in capital of $302 million and an increase in accumulated deficit of $48 million.  The adoption of FSP APB 14-1 did not have an impact on net loss or net loss per common share for the year ended December 31, 2008.  The adoption of FSP APB 14-1 resulted in a decrease in net loss and net loss per common share of $82 million and $0.22 for the year ended December 31, 2007 and an increase in net loss and net loss per common share of $84 million and $0.25 for the year ended December 31, 2006.  Our consolidated financial statements and relevant financial information in the footnotes herein have been updated to reflect the changes required by FSP APB 14-1.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.